EXHIBT 4.1

AMENDMENT TO SENIOR SECURED PROMISSORY NOTE

May 21, 2010

This Amendment to the Senior Secured Promissory Note ("Amendment") is entered into by and between Quamtel, Inc., a Nevada corporation (the "Maker") and Gilder Funding Corp. (the "Payee").

RECITALS

A.  Maker and Payee are each a party to that certain Senior Secured Promissory Note, effective as of February 27, 2010 (the "Note"), pursuant to which, for value received, Maker agrees to pay Payee the outstanding principal sum of $1,000,000 (the "Principal") together with any outstanding interest accrued at the rate of 15% per annum on or before February 27, 2015.

B.  Pursuant to the Note, Maker agrees to make monthly payments in the amount of $23,789.93, payable on the fifteenth day of every month starting April 5, 2010 (each, a "Monthly Payment").

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to the Principal.  Effective May 24, 2010 the Principal is increased to $1,250,000.

2. Amendment to the Monthly Pavment.  Effective June 15, 2010 and every month thereafter, the Monthly Payment is increased to $27,000.

3. Restated Paragraph.  Effective upon the date of this Amendment, the second paragraph of the Note is restated in its entirety to state the following:

"The Monthly payments are to be applied: (a) to the payment of accrued interest computed at the applicable interest rate; and (b) the balance of such payment is to be applied toward the reduction of the Principal balance. The balance of the Principal, all unpaid interest thereon and all other amounts owed pursuant to this Note shall be due and payable on February 27, 2015 (the "Maturity Date"). This Note may be prepaid without penalty."

4. No Other Changes.  All other terms of the Note remain unchanged.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MAKER:

QUAMTEL, INC,

By:

PAYEE:

GILDER FUNDING CORP.

By: